Exhibit 99.1

TX Holdings Inc. Borrows New Business Loan

In March 2024, the company obtained a revolving line of credit agreement from a credit union. The loan agreement is effective on March 13, 2024, and will continue in full force until such time as the loan is paid in full, all related expenses paid, or until March 15, 2025, at which time the line of credit can be renewed. The line of credit was secured by all shares and deposits in all joint and individual accounts the company has with the lender. The loan has a variable interest rate indexed to the Wall Street Journal rate and will be a rate of 0.450 percentage points over the index, the effective initial interest rate is 8.950%. The loan is to be paid by the company in one payment on March 15, 2025, at which time the line of credit can be renewed and interest to be paid on regular monthly payments, beginning April 15,2024. The loan has a number of positive and negative covenants and conditions outlining the rights and responsibilities of the company and lender.

The loan is guaranteed by the Chief Executive Officer, William Shrewsbury, to the amount of $500,000.

Proceeds of the loan in the amount of $176,004.51were used to pay-off the balance of a previous loan and accrued interest and, the remaining new loan balance of $323,995.49 to be used in the business operation.

Contact:

William “Buck” Shrewsbury
Chairman and CEO
TX Holdings, Inc.
(606) 928-1131